Exhibit 3.1

ARTICLES OF INCORPORATION
OF
RADIOIO, INC.

The undersigned, natural person of eighteen years or more of age, acting as incorporator of Radioio, Inc. (the “Corporation”) under the Nevada Revised Statutes, adopts the following Articles of Incorporation for the Corporation.

ARTICLE I
NAME OF CORPORATION

The name of the Corporation is Radioio, Inc.

ARTICLE II
CAPITAL STOCK

Section 2.1             Total Number of Shares of Capital Stock.  The total number of shares of all classes of capital stock which the Corporation has authority to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Section 2.2             Common Stock.

(a)          The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

(b)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and after payment shall have been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to the holders of capital stock.  Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

(c)          Dividends may be paid on the Common Stock as and when declared by the board of directors of the Corporation in accordance with the Nevada Revised Statutes.

Section 2.3             Preferred Stock.

(a)          The Preferred Stock may from time to time be divided into and issued in series.  The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by resolution or resolutions of the board of directors of the Corporation as hereinafter provided.  In all other respects, all shares of the Preferred Stock shall be identical.

(b)          The board of directors of the Corporation is hereby expressly authorized, subject to the provisions hereof and in accordance with the Nevada Revised Statutes, to establish by resolution or resolutions series of Preferred Stock and to fix and determine for each series:

(i)
the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the board of directors of the Corporation in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the board of directors of the Corporation;

(ii)
the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

(iii)
whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

(iv)
the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(v)	the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

(vi)
the terms, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the rate of conversion or exchange and the terms of adjustments, if any;

(vii)	the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

(viii)	such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

(c)           If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d)           Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

Section 2.4             Stock Rights and Options.  The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the board of directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options.  In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

ARTICLE III
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Nevada is 1645 Village Center Circle, Ste. 170, Las Vegas, Nevada 89134, and the Corporation’s registered agent at such address is Vcorp Services, LLC.

ARTICLE IV
INCORPORATOR

The name and address of the incorporator is:

Paul T. Colella, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
Red Bank, New Jersey  07701

ARTICLE V
DIRECTORS

The members of the governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than one (1).  The name and post office address of the first board of directors, which shall be three in number, are as follows:

Name	Address
Thomas J. Bean	475 Park Avenue South 4th Floor New York, NY 10016

Zachary McAdoo	475 Park Avenue South 4th Floor New York, NY 10016

Julia Miller	475 Park Avenue South 4th Floor New York, NY 10016

ARTICLE VI
GENERAL

Section 6.1             Place of Meetings; Corporate Records.  The stockholders and directors of the Corporation shall have the power to hold their meetings, and keep the books, documents and papers of the Corporation, outside of the State of Nevada, and at such place as may from time to time be designated by the bylaws or by resolution of the board of directors or stockholders, except as otherwise required by the laws of the State of Nevada.

Section 6.2             Exclusion of Control Share Acquisition Provisions.  The Corporation elects not to be governed by the control share acquisition provisions of Nevada law, namely Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

Section 6.3             Exclusion of Combinations with Interested Stockholder Provisions.  The Corporation elects not to be the governed by the provisions of Section 78.411 though Section 78.444 of the Nevada Revised Statutes.

Section 6.4             Limited Liability of Officers and Directors.  To the fullest extent permitted by the Nevada Revised Statutes, the officers and directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, this limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distribution prohibited by Section 78.300 of the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended after these Articles of Incorporation are placed into effect, to further eliminate the liability of officers and directors, then the liability of an officer or director of the Corporation shall be eliminated to the fullest extent permitted by the Nevada Revised Statutes, as so amended.  Any repeal or modification of this Section 4.6 shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

The undersigned incorporator executed these Articles of Incorporation, certifying that the facts herein stated are true this 25th day of September, 2013.

/s/ Paul T. Colella
Paul T. Colella, Esq. Incorporator